Exhibit 4.3

The following is a description of our securities, relevant portions of Maryland law (the “MGCL”) and 5C Lending Partners Corp. (the “Company,” “we,” “us,” or “our”) Articles of Amendment and Restatement (the “Charter”) and Amended and Restated Bylaws (the “Bylaws”). Our Charter and Bylaws are filed as exhibits to our Annual Report on Form 10-K (the “Annual Report”) of which this Exhibit 4.3 is a part. This summary is not necessarily complete, and we refer you to the MGCL, our Charter and our Bylaws for a more detailed description of the provisions summarized below.

DESCRIPTION OF SECURITIES

General

Under the terms of the Charter, the Company's authorized stock consists solely of 5,000,000,000 shares of common stock, $0.001 par value per share (the “Common Stock”) and 1,000,000 shares of preferred stock, $0.001 par value per share. As permitted by the MGCL, the Charter provides that a majority of the Company’s board of directors (the “Board of Directors”), without any action by the Company's stockholders (the “Stockholders”), may amend the Charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that the Company has authority to issue. The Charter also provides that the Board of Directors may classify or reclassify any unissued shares of Common Stock or preferred stock into one or more classes or series of common stock or preferred stock by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, or terms or conditions of redemption of the shares. There is currently no market for the Company's stock, and the Company can offer no assurances that a market for the Company's stock will develop in the future. While the Company may undertake to list its shares of Common Stock on a national securities exchange (an “Exchange Listing”), there can be no assurance that such a listing will be successfully completed. There are no outstanding options or warrants to purchase the Company's stock. No stock has been authorized for issuance under any equity compensation plans. Under Maryland law, the Company's Stockholders generally are not personally liable for the Company's debts, except as they may be liable by reason of their own conduct or acts. Unless the Board of Directors determines otherwise, the Company will issue all shares of the Company's stock in uncertificated form.

Except as may be required by a subscription agreement entered into with the Company (each a "Subscription Agreement" and together, the "Subscription Agreements"), none of the Company's shares of Common Stock are subject to further calls or to assessments, sinking fund provisions, obligations of the Company or potential liabilities associated with ownership of the security (not including investment risks).

Common Stock

Under the terms of the Charter, all shares of Common Stock have equal rights as to dividends, other distributions and voting and, when they are issued, will be duly authorized, validly issued, fully paid and nonassessable (other than contractual obligations under the Subscription Agreement). Dividends and other distributions may be paid to Stockholders if, as and when authorized by the Board of Directors and declared by the Company out of funds legally available therefor. Shares of Common Stock have no preemptive, exchange, conversion or redemption rights and Stockholders generally have no appraisal rights. Shares of Common Stock are freely transferable, except where their transfer is restricted by federal and state securities laws or by contract (including the Subscription Agreement) and except that, in order to avoid the possibility that the Company's assets could be treated as "plan assets," the Company may require any person proposing to acquire shares of Common Stock to furnish such information as may be necessary to determine whether such person is a Benefit Plan Investor or a controlling person, restrict or prohibit transfers of shares of such stock or redeem any outstanding shares of stock for such price and on such other terms and conditions as may be determined by or at the direction of the Board of Directors. For the purposes of this paragraph, a Benefit Plan Investor shall mean investors using the plan assets of U.S. employee benefit plans and retirement arrangements, including (i) employee benefit plans subject to the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”); (ii) plans and accounts subject to Section 4975 of the Internal Revenue Code of 1986, as amended (including individual retirement accounts); and (iii) any entity or account deemed within Section 3(42) of ERISA to hold "plan assets" of any such employee benefit plan or other plan.

Pursuant to the terms of the Subscription Agreement, following an Exchange Listing, Stockholders may be restricted from selling or disposing of their shares of Common Stock by applicable securities laws or contractually by a lock-up agreement with the underwriters of any public offering of the Common Stock conducted in connection with an Exchange Listing or otherwise, in each case with such modifications and exceptions as may be approved by the Company and the underwriters of such public offering. In addition, during the Lock-Up Period (as described below), Stockholders will be restricted from: (1) offering, pledging, selling, contracting to sell, selling any option or contract to purchase, purchasing any option or contract to sell, granting any option, right or warrant to purchase or otherwise transferring or disposing of, directly or indirectly, any shares of Common Stock or securities convertible into or exchangeable or exercisable for any shares of Common Stock, or publicly disclosing the intention to make any offer, sale, pledge or disposition, (2) entering into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of Common Stock or any such other securities (regardless of whether any of these transactions are to be settled by the delivery of Common Stock or such other securities, in cash or otherwise), or (3) if applicable, making any demand for or exercising any right with respect to the registration of any shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock. The "Lock-Up Period" shall terminate (i) 90 days after the date of an Exchange Listing with respect to one-third of all of the shares of Common Stock held by a Stockholder as of the date of the Exchange Listing, (ii) 180 days after the date of an Exchange Listing with respect to an additional one-third of all of the shares of Common Stock held by a Stockholder as of the date of the Exchange Listing and (iii) 270 days after the date of an Exchange Listing with respect to the remaining one-third of all of the shares of Common Stock held by a Stockholder as of the date of the Exchange Listing. The lock-up will apply to all shares of Common Stock acquired prior to an Exchange Listing but will not apply to any shares acquired in open market transactions or acquired pursuant to the dividend reinvestment plan after the date of an Exchange Listing.

In the event of the Company's liquidation, dissolution or winding up, each share of Common Stock would be entitled to share ratably in all of the Company's assets that are legally available for distribution after the Company pays or otherwise provides for all debts and other liabilities and subject to any preferential rights of holders of the Company's preferred stock, if any preferred stock is outstanding at such time. Subject to the rights of holders of any other class or series of stock, each share of Common Stock will be entitled to one vote on all matters submitted to a vote of Stockholders, including the election of directors. There will be no cumulative voting in the election of directors, which means that holders of a majority of the outstanding shares of Common Stock will be able to elect all of the Company's directors eligible to be elected by the holders of shares of Common Stock, and holders of less than a majority of such stock will be unable to elect any director. Subject to the special rights of the holders of any class or series of preferred stock to elect directors, each director will be elected by a plurality of the votes cast with respect to such director's election.

Preferred Stock

Under the terms of the Charter, the Board of Directors may authorize the Company to issue shares of preferred stock in one or more classes or series, without Stockholder approval, to the extent permitted by the Investment Company Act of 1940, as amended (the “1940 Act”). The Board of Directors has the power to fix the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of each class or series of preferred stock. In the event the Company issues preferred stock (each, a “Preferred Offering”), it will make any required disclosure to Stockholders. The Company will not offer preferred stock to the Advisor or the Company's affiliates except on the same terms as offered to all other Stockholders.

The terms of the preferred stock that may be issued pursuant to a Preferred Offering may, and any additional issuance of preferred stock could, adversely affect the holders of shares of Common Stock. Preferred stock could also be used as an anti-takeover device through the issuance of shares of a class or series of preferred stock with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change in control. Every issuance of preferred stock is required to comply with the requirements of the 1940 Act. The 1940 Act requires, among other things, that: (1) immediately after issuance and before any dividend or other distribution is made with respect to Common Stock and before any purchase of Common Stock is made, such preferred stock together with all other senior securities must not exceed an amount currently equal to 50% of the Company's total assets after deducting the amount of such dividend, distribution or purchase price, as the case may be, and (2) the holders of shares of preferred stock, if any are issued, must be entitled as a class voting separately to elect two (2) directors at all times and to elect a majority of the directors if distributions on such preferred stock are in arrears by two full years or more. Certain matters under the 1940 Act require the affirmative vote of the holders of at least a majority of the outstanding shares of preferred stock (as determined in accordance with the 1940 Act) voting together as a separate class. For example, the vote of such holders of preferred stock would be required to approve a proposal involving a plan of reorganization adversely affecting such securities.

Series A Preferred Stock

The preferred stock we have issued in Preferred Offerings has been classified and designated as "Series A Cumulative Preferred Stock". Holders of the Series A Preferred Stock are entitled to receive cumulative cash dividends at a rate of 12.0% per annum of the Series A Preferred Stock's liquidation preference of $3,000.00. With respect to distributions, including the distribution of the Company's assets upon dissolution, liquidation, or winding up, the Series A Preferred Stock is senior to all other classes and series of stock, including the Common Stock, whether such class or series is now existing or is created in the future. The Company generally is not able to declare or pay, or set apart for payment, any dividend or other distribution on any shares of stock ranking junior to the Series A Preferred Stock as to dividends, including the Common Stock, or redeem, repurchase or otherwise make payments on any such shares, unless full, cumulative dividends on all outstanding shares of Series A Preferred Stock have been declared and paid or set apart for payment for all past dividend periods. The holders of the Series A Preferred Stock are entitled to one vote for each share of Series A Preferred Stock held by such holder on any matter submitted to the Stockholders for a vote, and the holders of the outstanding shares of Common Stock and the Series A Preferred Stock will vote together as a single class on all matters. Notwithstanding the foregoing, for so long as the Company is subject to the 1940 Act, the holders of the Series A Preferred Stock, voting separately as a single class, shall have the right to elect two (2) members of the Board of Directors at all times, and the balance of the directors shall be elected by the holders of shares of Common Stock and the Series A Preferred Stock voting together as a single class. Additionally, the consent of the holders of a majority of the outstanding Series A Preferred Stock, voting as a separate class, is required for (a) authorization or issuance of any equity security of the Company senior to or on parity with the Series A Preferred Stock, (b) any amendment to the Charter, whether by merger or otherwise, which has a material adverse effect on the rights and preferences of the Series A Preferred Stock or which increases the number of authorized or issued shares of Series A Preferred Stock, or (c) any reclassification of the Series A Preferred Stock. The Series A Preferred Stock is subject to redemption by the Company at any time by notice of such redemption on a date selected by the Company for such redemption. The shares of the Series A Preferred Stock are not convertible into any other class or series of stock. The Company reserves the right, in its sole discretion, to change the terms of a Preferred Offering without notice to, or the consent of the holders of shares of Common Stock.

Limitation on Liability of Directors; Indemnification and Advance of Expenses

Maryland law permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. The Charter contains a provision that eliminates directors' and officers' liability to the maximum extent permitted by Maryland law, subject to the requirements of the 1940 Act.

In addition, the Company has entered into indemnification agreements with the Company's directors and officers. The indemnification agreements are intended to provide the Company's directors and officers the maximum indemnification permitted under Maryland law and the 1940 Act. Each indemnification agreement provides that the Company will indemnify a director or an officer who is a party to the agreement including the advancement of legal expenses, if, by reason of his or her corporate status, such director or officer is, or is threatened to be, made a party to or a witness in any threatened, pending, or completed proceeding, other than a proceeding by or in the right of the Company.

Maryland law requires a corporation (unless its charter provides otherwise, which the Charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity against reasonable expenses actually incurred in the proceeding in which the director or officer was successful. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to or in which they may be made or threatened to be made a party or witness by reason of their service in those or other capacities unless it is established that (1) the act or omission of the director or officer (a) was committed in bad faith or (b) was the result of dishonesty; (2) the director or officer received an improper personal benefit in money, property or services; or (3) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. Under Maryland law, a Maryland corporation also may not indemnify for an adverse judgment in a suit by or on behalf of the corporation or for a judgment of liability on the basis that a personal benefit was improperly received, unless in either case a court orders indemnification, and then only for expenses. In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

The Charter obligates the Company, subject to the limitations of Maryland law and the requirements of the 1940 Act, to indemnify (1) any present or former director or officer; or (2) any individual who, while a director or officer and at the Company's request, serves or has served another corporation, real estate investment trust, partnership, joint venture, limited liability company, trust, employee benefit plan or other enterprise as a director, officer, partner, manager, member, or trustee, from and against any claim or liability to which the person or entity may become subject or may incur by reason of such person's service in that capacity, and without requiring a preliminary determination of the ultimate entitlement to indemnification to pay or reimburse such person's reasonable expenses as incurred in advance of final disposition of a proceeding to which such person is made or threatened to be made a party or in which such person is a witness. In accordance with the 1940 Act, the Company will not indemnify any person for any liability to the extent that such person would be subject by reason of such person's willful misconduct, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his, her or its office.

Maryland Law and Certain Charter and Bylaw Provisions; Anti-Takeover Measures

Maryland law contains, and the Charter and the Bylaws also contain, provisions that could make it more difficult for a potential acquirer to acquire the Company by means of a tender offer, proxy contest or otherwise. These provisions are expected to discourage certain coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of the Company to negotiate first with the Board of Directors. These measures may delay, defer or prevent a transaction or a change in control that might otherwise be in the best interests of Stockholders. The Company believes, however, that the benefits of these provisions outweigh the potential disadvantages of discouraging any such acquisition proposals because, among other things, the ability of the Board of Directors to negotiate such proposals may improve their terms.

Under the MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge, consolidate, convert into another form of business entity, sell all or substantially all of its assets or engage in a statutory share exchange unless declared advisable by the corporation's board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter. A Maryland corporation may provide in its charter for approval of these matters by a lesser or greater percentage, but not less than a majority of all of the votes entitled to be cast on the matter. Subject to certain exceptions discussed below, the Charter provides for approval of these actions by the affirmative vote of Stockholders entitled to cast a majority of the votes entitled to be cast on the matter.

Subject to certain exceptions provided in the Charter, the affirmative vote of at least 80% of the votes entitled to be cast generally in the election of directors is necessary to effect any of the following actions:

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any amendment to the Charter to make the shares of stock a "redeemable security" or to convert the Company from a "closed-end company" to an "open-end company" (as such terms are defined in the 1940 Act);
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the Company's liquidation or dissolution and any amendment to the Charter to effect such liquidation or dissolution;
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any amendment to the Charter provisions regarding the classification of the Board of Directors;
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any amendment to the Charter provisions regarding the removal of directors;
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any amendment to the Charter provisions regarding the number of directors on the Board of Directors;
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any amendment to the Charter provisions relating to the waiver of corporate opportunities by the Board of Directors;
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any amendment to the Charter provisions regarding the provisions specifying the vote required to approve extraordinary actions and amend the Charter and exclusive power of the Board of Directors to amend the Bylaws;
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any merger, consolidation, conversion, share exchange or sale or exchange of all or substantially all of the Company's assets that the MGCL requires be approved by Stockholders; or
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any transaction between the Company, on the one hand, and any person or group of persons acting together that is entitled to exercise or direct the exercise, or acquire the right to exercise or direct the exercise, directly or indirectly (other than solely by virtue of a revocable proxy), of one-tenth or more of the voting power in the election of the Company's directors generally, or any person controlling, controlled by or under common control with, employed by or acting as an agent of, any such person or member of such group.

However, if any of the foregoing actions is approved by at least a majority of the Company's continuing directors (in addition to approval by the Board), such action need only be approved by the affirmative vote of Stockholders entitled to cast a majority of the votes entitled to be cast on such matter; and provided further, that, with respect to any transaction referred to in the final two bullet points above, if such transaction is approved by at least two-thirds of the Company's continuing directors, no stockholder approval is required unless required by the MGCL or another provision of the Charter or Bylaws. A "continuing director" is defined in the Charter as (1) the directors identified in the Charter, (2) those directors whose nomination for election by the Stockholders or whose election by the directors to fill vacancies is approved by a majority of the directors identified in the Charter who are then on the Board of Directors or (3) any successor directors whose nomination for election by the Stockholders or whose election by the directors to fill vacancies is approved by a majority of continuing directors or the successor continuing directors then in office.

The Charter also provides that, on the date the Company has more than one Stockholder of record, the Board of Directors will be divided into three classes, as nearly equal in size as possible, with each class of directors holding office for a term expiring at the annual meeting of Stockholders held in the third year following their election and until their successors are duly elected and qualify. Additionally, subject to the rights of holders of one or more classes or series of preferred stock to elect or remove one or more directors, directors may be removed at any time, but only for cause (as such term is defined in the Charter) and only by the affirmative vote of Stockholders entitled to cast at least two-thirds of the votes entitled to be cast generally in the election of directors, voting as a single class. The Charter and Bylaws also provide that, except as provided otherwise by applicable law, including the 1940 Act and subject to any rights of holders of one or more classes or series of preferred stock to elect or remove one or more directors, any vacancy on the Board of Directors, and any newly-created directorship resulting from an increase in the size of the Board of Directors, may only be filled by vote of the directors then in office, even if less than a quorum, or by a sole remaining director, and such director will serve for the remainder of the full term of the directorship in which such vacancy occurred and until a successor is duly elected and qualifies. The classification of the Board of Directors and the limitations on removal of directors described above as well as the limitations on Stockholders' right to fill vacancies and newly-created directorships and to fix the size of the Board of Directors could have the effect of making it more difficult for a third party to acquire the Company, or of discouraging a third party from acquiring or attempting to acquire the Company.

Maryland law permits, and the Charter and the Bylaws provide that:

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any action required or permitted to be taken by the Stockholders at an annual meeting or special meeting of Stockholders may only be taken if it is properly brought before such meeting or by unanimous consent in lieu of a meeting;
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special meetings of the Stockholders may be called only by the Board of Directors, any Co-Chair of the Board of Directors, the chief executive officer or any co-president, and must be called by the secretary to act on any matter that may properly be considered at a meeting of Stockholders upon the written request of Stockholders who are entitled to cast a majority of all the votes entitled to be cast on such matter at such meeting; and
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any Stockholder nomination or business proposal to be properly brought before a meeting of Stockholders must have been made in compliance with certain advance notice and informational requirements.

These provisions could delay or hinder Stockholder actions which are favored by the holders of a majority of the Company's outstanding voting securities. These provisions may also discourage another person or entity from making a tender offer for the Common Stock, because such person or entity, even if it acquired a majority of the Company's outstanding voting securities, would be able to take action as a Stockholder (such as electing new directors or approving a merger) only at a duly called Stockholders meeting, and not by written consent. The provisions of the Charter requiring that the directors may be removed only for cause and only by the affirmative vote of at least two- thirds of the votes entitled to be cast generally in the election of directors also prevents Stockholders from removing incumbent directors except for cause and upon a substantial affirmative vote. In addition, although the advance notice and information requirements in the Bylaws do not give the Board of Directors any power to disapprove Stockholder nominations for the election of directors or business proposals that are made in compliance with applicable advance notice procedures, they may have the effect of precluding a contest for the election of directors or the consideration of Stockholder proposals if proper procedures are not followed and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal without regard to whether consideration of such nominees or proposals might be harmful or beneficial to the Company and the Stockholders. The Board of Directors has the exclusive power to adopt, alter, amend or repeal the Bylaws.

Advance Notice Provisions for Stockholder Nominations and Stockholder Proposals

The Bylaws provide that, with respect to an annual meeting of Stockholders, nominations of individuals for election as directors and the proposal of business to be considered by Stockholders may be made only (a) pursuant to the Company's notice of the meeting, (b) by or at the direction of the Board of Directors or (c) by a Stockholder who is a Stockholder of record at the record date set by the Board of Directors for the purpose of determining Stockholders entitled to vote at the meeting, at the time of giving the advance notice required by the Bylaws and at the time of the meeting (and any adjournment or postponement thereof), who is entitled to vote at the meeting in the election of each individual so nominated or on any such other business and who has complied with the advance notice procedures of the Bylaws. With respect to special meetings of Stockholders, only the business specified in the notice of the meeting may be brought before the meeting. Nominations of individuals for election as directors at a special meeting at which directors are to be elected may be made only (a) by or at the direction of the Board of Directors or (b) provided that the special meeting has been called in accordance with the Bylaws for the purpose of electing directors, by a Stockholder who is a Stockholder of record at the record date set by the Board of Directors for the purpose of determining Stockholders entitled to vote at the meeting, at the time of giving the advance notice required by the Bylaws and at the time of the meeting (and any postponement or adjournment thereof), who is entitled to vote at the meeting in the election of each individual so nominated and who has complied with the advance notice provisions of the Bylaws.

The purpose of requiring Stockholders to give the Company advance notice of nominations and other business is to afford the Board of Directors a meaningful opportunity to consider the qualifications of the proposed nominees and the advisability of any other proposed business and, to the extent deemed necessary or desirable by the Board of Directors, to inform Stockholders and make recommendations about such qualifications or business, as well as to provide a more orderly procedure for conducting meetings of Stockholders. Although the Bylaws do not give the Board of Directors any power to disapprove Stockholder nominations for the election of directors or proposals recommending certain action, the advance notice and information requirements may have the effect of precluding election contests or the consideration of Stockholder proposals if proper procedures are not followed and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal without regard to whether consideration of such nominees or proposals might be harmful or beneficial to the Company and the Company's Stockholders.

No Appraisal Rights

For certain extraordinary transactions and charter amendments, the MGCL provides the right to dissenting Stockholders to demand and receive the fair value of their shares, subject to certain procedures and requirements set forth in the statute. Those rights are commonly referred to as appraisal rights. As permitted by the MGCL, the Charter provides that Stockholders are not entitled to exercise appraisal rights unless the Board of Directors determines that appraisal rights apply, with respect to all or any classes or series of stock, to one or more transactions occurring after the date of such determination in connection with which Stockholders would otherwise be entitled to exercise appraisal rights.

Control Share Acquisitions

Certain provisions of the MGCL provide that a holder of control shares of a Maryland corporation acquired in a control share acquisition has no voting rights with respect to the control shares except to the extent approved by the affirmative vote of stockholders entitled to cast two-thirds of the votes entitled to be cast on the matter, which is referred to as the "Control Share Acquisition Act." Shares owned by the acquiror, by officers or by employees who are also directors of the corporation are excluded from shares entitled to vote on the matter. Control shares are voting shares of stock which, if aggregated with all other shares of stock owned by the acquirer or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power:

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one-tenth or more but less than one-third;
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one-third or more but less than a majority; or
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a majority or more of all voting power.

The requisite stockholder approval must be obtained each time an acquirer crosses one of the thresholds of voting power set forth above. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A control share acquisition means the acquisition of issued and outstanding control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then the corporation may redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved, subject in all respects to limitations set forth in the 1940 Act. The right of the corporation to redeem control shares is subject to certain conditions and limitations. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of any meeting of stockholders at which the voting rights of the shares are considered and not approved or, if no such meeting is held, as of the date of the last control share acquisition by the acquirer. If voting rights for control shares are approved at a stockholder meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

The Control Share Acquisition Act does not apply (a) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (b) to acquisitions approved or exempted by the charter or bylaws of the corporation. The Bylaws contain a provision exempting from the Control Share Acquisition Act any and all acquisitions by any person of shares of the Company's stock. There can be no assurance that such provision will not be amended or eliminated at a time in the future.

Business Combinations

Under Maryland law, "business combinations" between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder (such law, the "Business Combination Act"). These business combinations include a merger, consolidation, statutory share exchange or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

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any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the corporation's outstanding voting stock; or
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an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding stock of the corporation.

A person is not an interested stockholder under this statute if the corporation's board of directors approves in advance the transaction by which such person otherwise would have become an interested stockholder. However, in approving a transaction, the board may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

After the five-year prohibition, any such business combination generally must be recommended by the corporation's board of directors and approved by the affirmative vote of at least:

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80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and
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two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if holders of the corporation's common stock receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares. The statute provides various exemptions from its provisions, including for business combinations that are exempted by the corporation's board of directors before the time that the interested Stockholder becomes an interested stockholder. The Board of Directors has adopted a resolution exempting from the requirements of the statute any business combination between the Company and any other person, provided that such business combination is first approved by the Board of Directors (including a majority of the Independent Directors). This resolution, however, may be altered or repealed in whole or in part at any time. If this resolution is repealed, or the Board of Directors does not otherwise approve a business combination, the statute may discourage others from trying to acquire control of the Company and increase the difficulty of consummating any offer.

Conflict with the 1940 Act

The Bylaws provide that, if and to the extent that any provision of the MGCL, including the Control Share Acquisition Act (if the Company amends the Bylaws to be subject to such Act) and the Business Combination Act or any provision of the Charter or the Bylaws conflicts with any provision of the 1940 Act, the applicable provision of the 1940 Act will control.

Exclusive Forum Provision

The Bylaws provide that, unless the Company consents in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland, or, if that court does not have jurisdiction, the United States District Court for the District of Maryland, Northern Division, will be the sole and exclusive forum for (a) any Internal Corporate Claim, as such term is defined in the MGCL, (b) any derivative action or proceeding brought on the Company's behalf, other than any action arising under federal securities laws, (c) any action asserting a claim of breach of any duty owed by any of the Company's directors, officers or agents to the Company or to the Stockholders or (d) any action asserting a claim against the Company or any of the Company's directors, officers or agents arising pursuant to any provision of the MGCL, the Charter or the Bylaws, or (e) any other action asserting a claim against the Company or any of the Company's directors, officers or agents that is governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in shares of the Company's stock will be deemed to have notice of and consented to the provisions of the Charter and the Bylaws, including the exclusive forum provision in the Bylaws.